Exhibit 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

April 17, 2002

Dear Sir/Madam:

We have read the first paragraph of Item 4 in the amended Form 8-K dated April 17, 2002, of Cagle's, Inc., to be filed with Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP

cc: Kenneth R. Barkley, Senior Vice President Finance/Treasurer/CFO